Media Contact	Investor Contact
Ed Steadham 203-578-2287	Terry Mangan 203-578-2318
esteadham@websterbank.com	tmangan@websterbank.com

WEBSTER SHAREHOLDERS APPROVE TWO PROPOSALS RELATED TO PREVIOUSLY ANNOUNCED WARBURG PINCUS INVESTMENT

WATERBURY, Conn. Dec. 10, 2009 – Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., announced that shareholders today approved two proposals related to the previously announced $115 million investment by Warburg Pincus, the global private equity firm.

The first proposal approved was to amend Webster’s Certificate of Incorporation to remove the section that prohibited ownership of more than 10 percent of Webster’s outstanding shares without the approval of holders of two-thirds of the outstanding shares of common stock.

The second proposal approved the issuance, pursuant to the previously disclosed investment agreement with Warburg Pincus, of Webster common stock in connection with the conversion of the preferred stock and the exercise of the warrants, as required by the rules of the New York Stock Exchange.

As a result of the shareholder approvals, the 5.5 million B-warrants issued to Warburg Pincus under the investment agreement automatically terminated, and the preferred stock issued to Warburg Pincus under the investment agreement will convert automatically into Webster common stock.

About Webster

Webster Financial Corporation is the holding company for Webster Bank, National Association. With $17.8 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 181 banking offices, 492 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, Center Capital Corporation, an equipment finance company headquartered in Farmington, Conn., and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websteronline.com.

About Warburg Pincus

Warburg Pincus is a leading global private equity firm. The firm has more than $25 billion in assets under management. Its active portfolio of more than 100 companies is highly diversified by stage, sector and geography. Warburg Pincus is a growth investor and an experienced partner to management teams seeking to build durable companies with sustainable value. Warburg Pincus has a successful track record of long term investments in the banking sector particularly in periods of market dislocation going back to the 1980s. Historic bank sector investments include The Bowery Savings Bank, Mellon Bank, Dime Bancorp, TAC Banc-shares, HDFC, Kotak Mahindra and ICICI Bank. Founded in 1966, Warburg Pincus has raised 12 private equity funds which have invested more than $30 billion in approximately 600 companies in 30 countries. The firm is currently investing Warburg Pincus Private Equity X, L.P., a $15 billion fund, and has offices in Beijing, Frankfurt, Hong Kong, London, Mumbai, New York, San Francisco, Shanghai and Tokyo. For more information, please visit www.warburgpincus.com.

Forward-looking statements

This press release may contain forward looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from management expectations, projections and estimates. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of our loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices. Some of these and other factors are discussed in the annual and quarterly reports of Webster Financial Corporation previously filed with the Securities and Exchange Commission. Such developments, or any combination thereof, could have an adverse impact on the company’s financial position and results of operations. Except as required by law, Webster does not undertake to update any such forward looking statements.